UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 1, 2008 (May 5, 2008)

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 1, 2008, the Board of Trustees of Hersha Hospitality Trust (the "Company") adopted amendments to the Company’s Code of  Ethics (the "Code") with regard to (1) granting waivers of the Code and disclosure thereof, (2) fair dealing by employees, officers and trustees of the Company and (3) the inappropriate use of corporate opportunity by employees, officers and trustees of the Company.  The amendments clarify and update the Code to bring it into compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”) in connection with the transfer of the listing of the Company’s Common Shares of Beneficial Interest (the “Common Shares”) and 8.0% Series A Preferred Shares of Beneficial Interest (the “Preferred Shares”) from the American Stock Exchange (the “AMEX”) to the NYSE, effective May 5, 2008.  A copy of the Code, as amended, is filed as Exhibit 14.1 and is incorporated herein by reference.  The Code is also available on the Company’s website at www.hersha.com, and the Company will provide a copy of the Code in print to any shareholder of the Company who requests it.

Item 8.01	Other Events

On May 1, 2008, the Board of Trustees of the Company adopted amendments to the Company’s Corporate Governance Guidelines (the “Guidelines”) and to the charters of each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee (collectively, the “Charters”).  The amendments clarify and update the Guidelines and the Charters to bring them into compliance with the rules and regulations of the NYSE in connection with the transfer of the listing of the Company’s Common Shares and Preferred Shares from the AMEX to the NYSE, effective May 5, 2008.   The Guidelines and the Charters are available on the Company’s website at www.hersha.com, and the Company will provide a copy of the Guidelines or the Charters in print to any shareholder of the Company who requests them.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

14.1	Hersha Hospitality Trust Code of Ethics, Adopted May 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: May 5, 2008	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer